Exhibit (g)
AUTHORIZED REPRESENTATIVE
Due to the planned dissolution of KfW’s wholly owned finance subsidiary KfW International Finance Inc., a Delaware corporation, which was previously appointed as authorized representative of KfW and the Federal Republic of Germany in the United States for purposes of the United States Securities Act of 1933, KfW and the Federal Republic of Germany have decided to appoint a successor authorized representative for purposes of the Securities Act effective as of the date of this Amendment No. 4 to KfW’s Annual Report on Form 18-K for the year ended December 31, 2008. Accordingly, the disclosure set forth under the caption “Authorized Representative in the United States” in the prospectus dated April 2, 2009 is hereby amended and substituted as follows:
“The name and address of the authorized representative of KfW and the Federal Republic in the United States for purposes of the Securities Act of 1933 is Puglisi & Associates, whose address is 850 Library Avenue, Suite 204, Newark, Delaware 19711.”